Exhibit 99.1

NOVEMBER 2, 2011

SAUER-DANFOSS INC. REPORTS THIRD QUARTER 2011 RESULTS

•	Record Third Quarter Earnings and Cash Flow

•	Sales Increase by 17%

•	2011 Outlook Reaffirmed

AMES, Iowa, USA, November 2, 2011 - Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the third quarter ended September 30, 2011.

Third Quarter Review
Net sales for the third quarter increased 23 percent to $483.3 million, compared to net sales of $392.6 million for the third quarter of 2010. Excluding the impact of changes in currency translation rates, sales in the third quarter increased 17 percent over the same quarter last year. Sales for the third quarter increased 23 percent in the Americas, 22 percent in Europe, but declined 7 percent in the Asia-Pacific region, excluding the impact of changes in currency translation rates. Sales increased 28 percent in the Controls segment, 22 percent in the Propel segment, 9 percent in the Stand-Alone Businesses segment, and 2 percent in the Work Function segment, excluding the impact of changes in currency translation rates.

The Company reported net income of $57.0 million, or $1.18 per share, for the third quarter of 2011, compared to net income of $32.1 million, or $0.66 per share, for the third quarter of 2010. Third quarter 2011 results were favorably impacted by $2.6 million, or $0.05 per share, related to the reversal of deferred tax asset valuation allowances. Results for third quarter 2010 were negatively impacted by restructuring costs of $1.1 million, or $0.02 per share. In addition, third quarter 2010 results were favorably impacted by $4.1 million, or $0.08 per share, related to the reversal of deferred tax asset valuation allowances.

Sven Ruder, President and Chief Executive Officer, commented, “We are pleased with our record third quarter earnings and cash flow. Sales growth is slowing from prior quarters, however at 17 percent, it remains strong in the face of tougher comparables of a year ago. Sales growth in the Americas and in Europe was good, but sales in the Asia-Pacific region were down from last year, primarily from a decline in sales in China. This slowdown in demand was driven by the Chinese government continuing to tighten monetary policy to rein in inflation. We believe the underlying, long-term growth drivers in China are compelling and the current sales decline is temporary."

Strengthening Orders and Backlog
The Company received new orders of $551.9 million for the third quarter of 2011, a 36 percent increase compared to third quarter 2010 orders of $406.8 million. Excluding the impact of changes in currency translation rates, orders increased 29 percent.

Total backlog at September 30, 2011, was $942.3 million, a 41 percent increase compared to the same period last year of $669.9 million. Excluding the impact of changes in currency translation rates, backlog increased 40 percent.

Nine Month Review
The Company reported net sales for the nine months ended September 30, 2011, of $1,611.4 million, compared to net sales of $1,211.6 million for the first nine months of 2010. Net sales for the first nine months of 2011 increased 28 percent over the prior year period, excluding the impact of currency translation rate changes.

Net income for the first nine months of 2011 was $202.4 million, or $4.18 per share, compared to net income of $87.4 million, or $1.80 per share, for the same period last year. 2011 results were favorably impacted by $13.7 million, or $0.28 per share, relating to the reversal of deferred tax asset valuation allowances. Results for the first nine months of 2010 include restructuring costs of $8.0 million, or $0.17 per share. In addition, 2010 results were favorably impacted by $18.8 million, or $0.39 per share, relating to the reversal of deferred tax asset valuation allowances.

Record Cash Flow
Cash flow from operations for the first nine months of 2011 was a record $283.2 million compared to $188.0 million for the first nine months of 2010. Capital expenditures for the first nine months of 2011 were $22.8 million compared to $12.7 million for the same period last year. The Company is now in a net cash position of $4.1 million at September 30, 2011, having reduced its debt, net of cash, by $240.6 million during the first nine months of 2011. The debt to total capital ratio, or leverage ratio, was 25 percent at September 30, 2011, compared to 43 percent at December 31, 2010.

“Having generated $250 million of free cash flow in the first nine months of 2011, we have now crossed over to being in a net creditor position on our balance sheet, or having more cash than debt,” stated Ruder.

Outlook Reaffirmed for 2011
Ruder concluded, “As our third quarter results confirm, our business remains strong and we expect to end 2011 within the ranges we reported last quarter. Nonetheless, global macroeconomic issues may begin to impact our business. We expect China to be weak into the first quarter of 2012. While many customers in the Americas are upbeat, some customers in Europe are more cautious than they were just a few months ago. Sales growth in the fourth quarter will be low compared to the strong fourth quarter of 2010. We now believe our sales increase for the year will be in the lower part of our previously forecasted range of 25 to 30 percent. In addition, we are narrowing our range for the earnings per share outlook.”

The outlook for 2011 is reaffirmed as follows:

•	Annual sales increasing approximately 25 percent from 2010 levels (previously 25 to 30 percent)

•	Expected earnings in the range of $4.50 to $5.00 per share (previously $4.25 to $5.00 per share)

•	Capital expenditures of approximately $60.0 to $65.0 million (unchanged)

Webcast Information
Members of Sauer-Danfoss' management team will host a webcast on November 3 at 10 AM Eastern Time to discuss 2011 third quarter results.  The call is open to all interested parties on listen-only mode via an audio webcast and can be accessed through the Investor Relations page of the Company's website at http://ir.sauer-danfoss.com. A replay of the call will be available at that site through November 17, 2011.

About Sauer-Danfoss
Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components for use primarily in applications of mobile equipment. Sauer-Danfoss, with 2010 revenues of approximately $1.6 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.

More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements. Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors. Readers should bear in mind that past experience is never a perfect guide to anticipating actual future results. Risk factors affecting the Company's forward-looking statements include, but are not limited to, the following: general, worldwide economic conditions, the level of interest rates, crude oil prices, commercial and consumer confidence, and currency exchange rates; specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company's customers in such markets; the cyclical nature of some of the Company's businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company's products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company's significant customers; the Company's execution of internal performance plans; difficulties or delays in manufacturing; the effectiveness of the Company's cost-management and productivity improvement efforts; the Company's ability to manage its business effectively in a period of growing sales and high demand and its capacity to make necessary adjustments if demand for its products were to decline; competing technologies and difficulties entering and growing in new and expanding markets, both domestic and foreign; changes in the Company's product mix; future levels of indebtedness and capital spending; the availability of sufficient levels of credit on favorable terms, whether from Danfoss A/S, the Company's majority stockholder, or from the capital markets or traditional credit sources to enable the Company to meet its capital needs; claims, including, without limitation, warranty claims, field recall claims, product liability claims, charges or dispute resolutions; the ability of suppliers to provide materials as needed and the Company's ability to recover any price increases for materials in product pricing; the Company's ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment, especially in light of the persistence of tight credit markets; any inadequacy of the Company's intellectual property protection or the potential for third-party claims of infringement; credit market disruptions and significant changes in capital market liquidity and funding costs affecting the Company and its customers; sovereign debt crises, in the U.S., Europe and elsewhere, and the reaction of other nations to such crises; energy prices; the impact of new or changed tax and other legislation and regulations in jurisdictions in which the Company and its affiliates operate; actions by the U.S. Federal Reserve Board and the central banks of other nations, including heightened capital requirements imposed on Chinese banks; actions by other regulatory agencies, including those taken in response to the global credit crisis; actions by credit rating agencies; changes in accounting standards; worldwide political stability, including developments in the Middle East; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. and NATO military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that this list of cautionary statements and risk factors is not exhaustive. The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements to reflect future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company's latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release.

______________________

For further information please contact:
Sauer-Danfoss Inc. - Investor Relations

Kenneth D. McCuskey Vice President and Chief Accounting Officer	Sauer-Danfoss Inc. 2800 East 13th Street Ames, Iowa, USA, 50010	Phone: (515) 239-6364 Fax: (515) 956-5364 kmccuskey@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
(Dollars and shares in thousands except per share data)	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Net sales	483,297	392,649	1,611,356	1,211,645
Cost of sales	328,482	273,665	1,076,699	848,078
Gross profit	154,815	118,984	534,657	363,567
Selling, general and administrative	54,790	42,840	166,709	145,930
Research and development	16,176	13,002	45,826	37,574
Loss (gain) on sale of business and asset disposals	(88)	1,480	(349)	3,785
Total operating expenses	70,878	57,322	212,186	187,289
Income from operations	83,937	61,662	322,471	176,278
Nonoperating income (expense):
Interest expense, net	(5,479)	(11,659)	(17,354)	(43,001)
Loss on early retirement of debt	(277)	(2,147)	(1,176)	(2,421)
Other, net	1,270	(1,972)	(2,867)	1,708
Income before income taxes	79,451	45,884	301,074	132,564
Income tax expense	(19,944)	(8,618)	(71,079)	(19,162)
Net income	59,507	37,266	229,995	113,402
Net income attributable to noncontrolling interest, net of tax	(2,510)	(5,166)	(27,569)	(26,022)
Net income attributable to Sauer-Danfoss Inc.	56,997	32,100	202,426	87,380
Net income per share:
Basic net income per common share	1.18	0.66	4.18	1.81
Diluted net income per common share	1.18	0.66	4.18	1.80
Weighted average shares outstanding:
Basic	48,406	48,395	48,401	48,379
Diluted	48,478	48,474	48,479	48,466

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Net sales
Propel	235,123	184,394	735,313	514,715
Work Function	89,328	80,796	294,810	236,426
Controls	82,703	60,279	250,705	181,016
Stand-Alone Businesses	76,143	67,180	330,528	279,488
Total	483,297	392,649	1,611,356	1,211,645

Segment Income (Loss)
Propel	51,513	43,222	178,164	111,202
Work Function	13,379	9,813	50,118	22,187
Controls	23,303	14,091	71,629	36,920
Stand-Alone Businesses	5,322	1,299	51,735	33,122
Global Services and Other Expenses, net	(8,310)	(8,735)	(32,042)	(25,445)
Total	85,207	59,690	319,604	177,986
Interest expense, net	(5,479)	(11,659)	(17,354)	(43,001)
Loss on early retirement of debt	(277)	(2,147)	(1,176)	(2,421)
Income before income taxes	79,451	45,884	301,074	132,564

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
(Dollars in thousands)	September 30, 2011	September 30, 2010
Cash Flows from Operating Activities:
Net income	229,995	113,402
Depreciation and amortization	67,106	73,443
Net change in receivables, inventories, and payables	(49,182)	(25,335)
Other, net	35,325	26,479
Net cash provided by operating activities	283,244	187,989

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(22,839)	(12,728)
Proceeds from sale of property, plant and equipment	1,203	4,290
Advances to related persons	(139,295)	(2,500)
Net cash used in investing activities	(160,931)	(10,938)

Cash Flows from Financing Activities:
Net repayments on notes payable and debt facilities	(83,264)	(144,958)
Payment for debt financing costs	—	(4,185)
Payment of prepayment penalty	—	(1,674)
Distributions to noncontrolling interest partners	(12,040)	(19,914)
Net cash used in financing activities	(95,304)	(170,731)

Effect of exchange rate changes	(4,144)	2,256

Cash and Cash Equivalents:
Net increase in cash and cash equivalents	22,865	8,576
Cash and cash equivalents at beginning of year	44,039	38,790
Cash and cash equivalents at end of period	66,904	47,366

Free cash flow (1)	249,568	153,778

(1) Free cash flow is calculated by summing net cash provided by operating activities, net cash used in investing activities, excluding advances to related persons, and net cash used in financing activities, excluding net repayments on notes payable and debt facilities.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Dollars in thousands)	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents (1)	207,592	45,025
Accounts receivable, net	243,133	213,896
Inventories	226,912	200,993
Other current assets	83,035	87,180
Total current assets	760,672	547,094
Property, plant and equipment, net	369,922	408,097
Other assets	137,700	173,013
Total Assets	1,268,294	1,128,204

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Notes payable and bank overdrafts	20	27,700
Long-term debt due within one year	929	51,187
Accounts payable	181,194	177,505
Other accrued liabilities	140,344	133,189
Total current liabilities	322,487	389,581
Long-term debt	202,501	202,599
Long-term pension liability	61,496	70,083
Deferred income taxes	29,068	28,651
Other liabilities	56,060	68,153
Noncontrolling interest	92,913	75,010
Stockholders' equity of Sauer-Danfoss Inc.	503,769	294,127
Total Liabilities and Stockholders' Equity	1,268,294	1,128,204

Debt to Total Capital Ratio (2)	25%	43%

(1) Includes cash deposited with related persons of $140,688 at September 30, 2011 and $986 at December 31, 2010.

(2) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital. Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt. Total capital is the sum of total interest bearing debt, noncontrolling interest, and stockholders' equity.